Exhibit 12

                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
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
                                                   First Quarter         For the Years Ended December 31,
                                                ------------------  ------------------------------------------
                                                  2004      2003       2003       2002      2001       2000
                                                --------  --------  ---------  ---------  --------   ---------
                                                                          (in millions)
                  Earnings
                    Income before income taxes..$ 1,087   $   727   $  3,035   $  1,965   $ 1,494    $  2,507
                    Less: Equity in net income/
                      (loss) of affiliated
                      companies...............        3         3         12         13         5         (22)
                    Fixed charges.............    1,334     1,526      5,867      6,967     8,959       8,940
                                                --------  --------  ---------  ---------  --------   ---------
                  Earnings before fixed charges.  2,418     2,250      8,890      8,919    10,448      11,469
                                                --------  --------  ---------  ---------  --------   ---------

                  Fixed charges
                    Interest expense..........    1,326     1,519      5,831      6,929     8,922       8,910
                    Rents.....................        8         7         36         38        37          30
                                                --------  --------  ---------  ---------  --------   ---------
                  Total fixed charges.........  $ 1,334   $ 1,526   $  5,867   $  6,967   $ 8,959    $  8,940
                                                ========  ========  =========  =========  ========   =========
                  Ratio of earnings to fixed
                    charges...................     1.81      1.47       1.52       1.28      1.17        1.28


     For purposes of our ratio, earnings consist of the sum of pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries, less equity in net income/(loss) of affiliated companies, plus fixed charges. Fixed charges consist of interest on borrowed funds, amortization of debt discount, premium, and issuance expense, and one-third of all rental expense (the proportion deemed representative of the interest factor).

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